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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.   )*

WinWin Gaming, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
976512103
(CUSIP Number)
July 20, 2005
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☑ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.	976512103	Page	2	of	9

1	NAMES OF REPORTING PERSONS: Private Opportunities Fund, L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		8,113,500

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER:

8,113,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

8,113,500

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.7%[1]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

[1]	The percent ownership was calculated based upon an aggregate of 59,133,744 shares of common stock outstanding as of November 1, 2005 as reported in the issuer’s Form 10-QSB filed November 14, 2005.

CUSIP No.	976512103	Page	3	of	9

1	NAMES OF REPORTING PERSONS: SPO GP, LLC

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		8,113,500

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER:

8,113,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

8,113,500

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.7%[2]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

OO

[2]	The percent ownership was calculated based upon an aggregate of 59,133,744 shares of common stock outstanding as of November 1, 2005 as reported in the issuer’s Form 10-QSB filed November 14, 2005.

CUSIP No.	976512103	Page	4	of	9

1	NAMES OF REPORTING PERSONS: Pantheon Holdings Limited

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

United Kingdom

	5	SOLE VOTING POWER:

NUMBER OF

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		8,113,500[3]

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER:

8,113,500[3]

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

8,113,500[3]

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.7%[4]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

HC

[3]	The reporting person disclaims beneficial ownership of these securities and this report shall not be deemed or construed as an admission that the reporting person is the beneficial owner of such securities for purposes of Section 13(g) of the Securities Exchange Act of 1934, as amended.

[4]	The percent ownership was calculated based upon an aggregate of 59,133,744 shares of common stock outstanding as of November 1, 2005 as reported in the issuer’s Form 10-QSB filed November 14, 2005.

CUSIP No.	976512103	Page	5	of	9

1	NAMES OF REPORTING PERSONS: Pantheon Ventures Inc.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

California

	5	SOLE VOTING POWER:

NUMBER OF

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		8,113,500

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER:

8,113,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

8,113,500

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

13.7%[5]

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IA

[5]	The percent ownership was calculated based upon an aggregate of 59,133,744 shares of common stock outstanding as of November 1, 2005 as reported in the issuer’s Form 10-QSB filed November 14, 2005.

CUSIP No.	976512103	Page	6	of	9

Item 1(a)	Name of Issuer:

WinWin Gaming, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices:

8687 W Sahara, Suite 201, Las Vegas, Nevada 89117

Item 2(a)	Name of Person Filing:

This Schedule 13G is filed by Private Opportunities Fund, L.P., a Delaware limited partnership (the “Partnership”); SPO GP, LLC, a Delaware limited liability company; Pantheon Holdings Limited, a UK company; and Pantheon Ventures Inc., a California corporation. SPO GP, LLC is the general partner to the Partnership and Pantheon Ventures Inc. is the investment adviser to the Partnership. SPO GP, LLC is an indirect wholly owned subsidiary of Pantheon Holdings Limited.

Item 2(b)	Address of Principal Business Office or, if None, Residence:

c/o Pantheon Ventures Inc., 600 Montgomery Street, 23rd Floor, San Francisco, California 94111

Item 2(c)	Citizenship:

See Cover Pages hereto

Item 2(d)	Title of Class of Securities:

Common Stock

Item 2(e)	CUSIP Number:

See Cover Pages hereto

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check whether the Person Filing is:

None Applicable

Item 4.	Ownership.

See Items 5-11 of Cover Pages hereto

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐. Not Applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable

Item 8.	Identification and Classification of Members of the Group.

Not Applicable

Item 9.	Notice of Dissolution of Group.

Not Applicable

Item 10.	Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect

CUSIP No.	976512103	Page	7	of	9

of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose of effect.
[The remainder of this page intentionally left blank.]

CUSIP No.	976512103	Page	8	of	9
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: January 31, 2006

Private Opportunities Fund, L.P.
By: SPO GP, LLC
Its General Partner

/s/ David Braman

(Signature)
By: David Braman
Title: Attorney-in-Fact for SPO GP, LLC

SPO GP, LLC

/s/ David Braman

(Signature)
By: David Braman
Title: Attorney-in-Fact for SPO GP, LLC

Pantheon Holdings Limited

/s/ David Braman

(Signature)
By: David Braman
Title: Director

Pantheon Ventures Inc.

/s/ David Braman

(Signature)
By: David Braman
Title: Director

CUSIP No.	976512103	Page	9	of	9
EXHIBIT A
Agreement of Joint Filing
The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated January 31, 2006 containing the information required by Schedule 13G, for the securities of WinWin Gaming, Inc., held by Private Opportunities Fund, L.P.

Private Opportunities Fund, L.P.
By: SPO GP, LLC
Its General Partner

/s/ David Braman

(Signature)
By: David Braman
Title: Attorney-in-Fact for SPO GP, LLC

SPO GP, LLC

/s/ David Braman

(Signature)
By: David Braman
Title: Attorney-in-Fact for SPO GP, LLC

Pantheon Holdings Limited

/s/ David Braman

(Signature)
By: David Braman
Title: Director

Pantheon Ventures Inc.

David Braman

(Signature)
By: David Braman
Title: Director